Exhibit 99.1

Agios Appoints Tsveta Milanova as Chief Commercial Officer

CAMBRIDGE, Mass., December 6, 2022 – Agios Pharmaceuticals, Inc. (Nasdaq: AGIO), a leader in the field of cellular metabolism pioneering therapies for rare diseases, today announced the appointment of Tsveta Milanova to the role of chief commercial officer, effective Jan. 3, 2023. Ms. Milanova will succeed Richa Poddar, who has been with Agios since 2016 and will continue to serve as the company’s chief commercial officer until the end of the year.

“Tsveta brings deep expertise in launching and commercializing medicines in rare disease and hematology, as well as international operations and global market access experience that will be a tremendous asset for Agios as we expand the reach and impact of our rare disease portfolio and work toward approvals in new indications and geographies,” said Brian Goff, chief executive officer at Agios. “Her leadership and strategic insights have contributed to the exponential growth of leading global biopharmaceutical companies and have helped to maximize the positive impact of innovative products for patient communities. I am thrilled she is joining the Agios team and look forward to her contributions to shaping our bright future.”

“I am tremendously grateful to Richa for her work at Agios over the past six years,” continued Mr. Goff. “During her time with the company, she has displayed remarkable versatility, effectively taking on roles in corporate strategy and business development, oncology portfolio management and commercial leadership. She seamlessly led the transition of the company’s oncology assets following the divestiture of our oncology business and has been leading the launch of our first rare disease medicine. She has been instrumental in helping make Agios what it is today.”

Ms. Milanova joins Agios with two decades of experience in commercial leadership and global market access in the biopharmaceutical industry. She spent five years at Alexion in high-impact commercial and market access roles, including senior vice president, head of U.S. commercial; senior vice president, global commercial strategy; and senior vice president, global value, access and policy. Prior to Alexion, she spent more than ten years at Celgene in roles of increasing responsibility in global pricing and market access, most recently as global head, pricing and market access for the hematology and oncology division. She holds a master of science (MSc) degree in international health policy and health economics from the London School of Economics, a master of science (MSc) degree in pharmacy from the Medical University of Sofia, Bulgaria and is a graduate of Harvard’s Advanced Management Program.

“With the approval of its first-in-class PK activator in adults with pyruvate kinase (PK) deficiency in the U.S. and EU, and the ongoing pivotal trials of the same medicine in thalassemia, pediatric PK deficiency and sickle cell disease, Agios has a special opportunity to make a transformative impact in multiple rare blood disorders with profound unmet need,” said Ms. Milanova. “I look forward to working with the Agios team to continue advancing the PK deficiency launch while building and expanding commercial capabilities to support potential expansion into additional indications. PK activation is a promising therapeutic approach for a number of rare hemolytic and acquired anemias, and I am excited to work toward improving the lives of people with these conditions.”

About Agios

Agios is a biopharmaceutical company that is fueled by connections. The Agios team cultivates strong bonds with patient communities, healthcare professionals, partners and colleagues to discover, develop and deliver therapies for rare diseases. In the U.S., Agios markets a first-in-class pyruvate kinase (PK) activator for adults with PK deficiency, the first disease-modifying therapy for this rare, lifelong, debilitating hemolytic anemia. Building on the company’s leadership in the field of cellular metabolism, Agios is advancing a robust clinical pipeline of investigational medicines with programs in alpha- and beta-thalassemia, sickle cell disease, pediatric PK deficiency and MDS-associated anemia. In addition to its clinical pipeline, Agios has multiple investigational therapies in preclinical development and deep scientific expertise in classical hematology. For more information, please visit the company’s website at www.agios.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the expected benefits of Ms. Milanova’s appointment and Agios’ strategic plans and focus. The words “anticipate,” “expect,” “goal,” “hope,” “milestone,” “plan,” “potential,” “possible,” “strategy,” “will,” “vision,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including, without limitation risks and uncertainties related to: the impact of the COVID-19 pandemic on Agios’ business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities, ability to conduct ongoing and planned clinical trials, clinical supply of current or future drug candidates, commercial supply of future approved products, and launching, marketing and selling future approved products; Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA, the EMA or other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures and competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to establish and maintain collaborations; the failure of Agios to receive milestone or royalty payments related to the sale of its oncology business, the uncertainty of the timing of any receipt of any such payments, and the uncertainty of the results and effectiveness of the use of proceeds from the transaction with Servier; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ public filings with the Securities and Exchange Commission. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

Investor & Media Contact:

Jessica Rennekamp, 857-209-3286

Senior Director, Corporate Communications

Jessica.Rennekamp@agios.com